Exhibit 16.1
February 22, 2021	1201 West Peachtree Street, NW
Suite 800
Atlanta, GA 30309
Securities and Exchange Commission
100 F Street, NE	T +1 404 751 9100
Washington, D.C. 20549	F +1 404 751 9102
Ladies and Gentlemen:	www.rsmus.com
We are writing to you in response to the request of Ebix, Inc. (the “Company”) pursuant to Item 304(a)(3) of Regulation S-K of the rules and regulations of the Securities and Exchange Commission (“Regulation S-K”), regarding the Current Report on Form 8-K of the Company (the “8-K”) filed with the Securities and Exchange Commission on February 19, 2021. Specifically, RSM US LLP (“RSM” or the “Firm”) agrees, and does not agree, with certain statements concerning our Firm set forth in Item 4.01 of the 8-K, as described below. To the extent we do not discuss or comment on other statements contained therein, we have no basis to agree or disagree. RSM was not requested by the Company to comment, and RSM does not comment, on the press release issued by the Company on the same date it filed the 8-K entitled “Ebix Shares Strong Business Outlook and Discusses Recent Events.”
RSM agrees with the statements in the first three paragraphs of the 8-K.
RSM agrees with the first sentence in the first paragraph, but otherwise disagrees with certain statements made in the two paragraphs in the section entitled “1: Disagreements Under Item 304(a)(1)(iv) of Regulation S-K.” RSM disagrees that this issue was an initial difference of opinion based on incomplete facts or preliminary information rather than a disagreement pursuant to Item 304(a)(i)(iv). RSM repeatedly told the Company that the $30 million that the Company transferred on December 31, 2020 to an account of its outside legal counsel could not be classified as a cash or cash equivalent on its balance sheet. RSM stated this because the $30 million was transferred in connection with a pending acquisition to a commingled trust account that was not under the direct control of the Company. At the time of RSM’s resignation, the Company had not communicated that it accepted RSM’s position. In addition, RSM did not tell the Company these funds could be classified as “other current assets,” nor did RSM concur that the $30 million was “owned by the Company.”
RSM agrees with the first and last sentence, but otherwise disagrees with certain statements made in the Company’s 8-K disclosure in the first paragraph of the section entitled “2: Reportable Events Under Item 304(a)(1)(v).” In its disclosure, the Company states: “RSM asserts that on that call it further advised the Chairman that if this requested information was further investigated it might materially impact the fairness or reliability of the financial statements subject to the audit or affect RSMs willingness to be associated with the Company’s financial statements, but that since RSM had resigned, no further investigation would occur.” (emphasis supplied). RSM disagrees with the use of the term “asserts” to the extent it could create uncertainty as to what RSM communicated. In the call that occurred between RSM and the Chairman of the Company’s Audit Committee on February 15, 2021, RSM stated clearly and unequivocally that if the information repeatedly requested by RSM — but which was not provided by the Company — related to gift cards issued by ItzCash/EbixCash in the fourth quarter of 2020 was further investigated, it might materially impact the fairness or reliability of the financial statements subject to RSM’s audit or affect RSM’s willingness to be associated with the Company’s financial statements, and that, as a result of RSM’s resignation, further investigation has not occurred.

THE POWER OF BEING UNDERSTOOD
AUDIT | TAX | CONSULTING
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549
February 22, 2021

RSM agrees with the statements in the second paragraph of the section entitled “2: Reportable Events Under Item 304(a)(1)(v),” but has no basis on which to agree or disagree with the statements in the third and fourth paragraphs of that section or those made in the Company’s Forward Looking Statements, except RSM agrees that it has been authorized to respond fully to the inquiries of any successor independent registered accounting firm.
Sincerely,
RSM US LLP